                                                                    Exhibit 99.1

                                Explanatory Note

     Pursuant to that certain stock option agreement dated November 28, 2003, the Reporting Person was awarded 50,000 option shares. 10,000 option shares were vested and exercisable (subject to provisions of the stock option agreement) on
November 28, 2003 and the remaining option shares will vest in increments of
10,000 shares in each of the following four years. All of the option shares will be fully vested and exercisable on November 28, 2007.